[Wherehouse Letterhead]


June 15, 1994

Ms. Cathy Wood

RE:  RESIGNATION OF EMPLOYMENT

Dear Cathy:

It is with great regret that I confirm your mutually agreed upon resignation from Wherehouse Entertainment, Inc. ("WEI") effec-tive June 10, 1994. Under these circumstances, we will provide you with a measure of protection during the months ahead, and in return, you acknowledge that we have no further obligation to you, and that you will make no claims, other than those contained in this letter.

1. You will remain employed through June 10, 1994. Seven days following the signing of this agreement, we will pay you twelve full months of your current base salary
     ($175,000.00), less standard deductions, payable in one lump sum inclusive of your four weeks vacation.

2. One June 12, 1995, we will pay you an additional six months of your current base salary ($87,500.00), less standard deductions, payable in one lump sum.

3. We will extend your current standard group medical insurance coverage (not including Execucare), at our expense, for a twelve-month period, beginning June 11, 1994. Beginning on June 11, 1995, your normal ability to exercise options under COBRA will come into effect; you will receive more informa-tion about COBRA directly from Human Resources.

4. You agree to sell all of your shares of WEI common stock, performance options, incentive options to WEI on or before June 22, 1994. You agree to accept a gross sale price of $33.00 per share for all shares of your WEI common stock; you currently hold and will be selling back 2,984 shares of WEI common stock. WEI will make one payment without interest for such common stock on or before June 22, 1994.


Cathy Wood
June 15, 1994
Page Two


5. In exchange for items 1 through 4, you agree that we are released from any obligations to you, and from any claims that you may have. The terms of this release by you are formalized by the following General Release: You hereby release and discharge Wherehouse Entertainment, Inc., and each of its representatives including, without limitation, agents, employees, directors, shareholders, officers, attorneys, insurers, affiliates, assigns and successors, and each of them, from any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, whether known or unknown, present or future which you had or claim to have had, now have or claim to have, or hereafter may have or assert to have, including without limitation, claims as a result of the termination of your employment with WEI. You further understand and agree that:

     a. this letter constitutes a voluntary waiver of any and all rights and claims you have against WEI as of the date of the execution of this letter, including rights or claims arising under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C., Section 621, et seq.;

     b. you have waived rights or claims pursuant to this letter and in exchange for consideration, the value of which exceeds payment or remuneration to which you were already entitled;

     c. you are hereby advised to consult with an attorney concerning this letter prior to executing it;

     d. you have been afforded a period of at least 21 days to consider the terms of this letter, and in the event you should decide to execute this letter in less than 21 days, you have done so only after conferring with an attorney of your choice and with the express under-standing that you have been given and declined the opportunity to consider this letter for a full 21 days; and


Cathy Wood
June 15, 1994
Page Three


     e. you may revoke the agreements contained in this letter at any time during the seven (7) days following the date of execution of this letter, and the agreements in this letter shall not become effective or enforceable until such revocation period has expired.

6. We will assign to you, without charge, any life insurance policy now owned by WEI which insures your life.

7. All rights under the California Civil Code section 1542, are hereby expressly waived by you. Section 1542 of the California Civil Code reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement." Except for the obligations contained in this letter, you are completely severing your relationship with WEI, and are releasing all rights you may have, known or unknown.

8. You agree that you will have not any contact whatsoever with any bank or other financial institution with which WEI currently has a business relationship, until WEI has had a chance to contact that particular institution. You agree as well that you will not, directly or indirectly, by any manner or means, in public or in private, disparage, demean, insult, or defame WEI, or any person associated with WEI. W agree that we will not, directly or indirectly, by any manner or means, in public or in private, disparage, demean, insult or defame you.

9. Finally, it is important that we agree that this letter contains the entire agreement and understanding between us concerning the matters contained in this letter, than it is intended as the final statement by us on these topics, and that it supersedes and replaces all prior negotiations, practices, proposed agreements, and agreements, written, oral or implied, concerning the matters contained in this letter.


Cathy Wood
June 15, 1994
Page Four


Again, it is with sincere regret that this decision has been made. If the terms contained in this letter are acceptable to you, please sign where indicated below, and return the signed copy to Renee Nesland, Assistant Vice President of Human Resources, by June 22, 1994.

Please accept my personal best wishes for your every success in the future.

                         Sincerely,



                         /s/ Jerry Goldress

                         Jerry Goldress
                         President and Chief Operating Officer




AGREED AND ACCEPTED:


/s/ Cathy Wood
- ---------------------
Cathy Wood